Exhibit 99.1

AMETEK Announces Third Quarter Results

Berwyn, Pa., October 31, 2024 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the third quarter ended September 30, 2024.

AMETEK’s third quarter 2024 sales were $1.71 billion, a 5% increase over the third quarter of 2023. Operating income increased 2% to $445.9 million and operating margins were 26.1% in the quarter. Operating cash flow in the quarter was $487.2 million, up 3% versus the prior year, with free cash flow to net income conversion of 135%.

On a GAAP basis, third quarter earnings per diluted share were $1.47. Adjusted earnings in the quarter were $1.66 per diluted share, up 1% from the third quarter of 2023. Adjusted earnings adds back non-cash, after-tax, acquisition-related intangible amortization of $0.20 per diluted share. A reconciliation of reported GAAP results to adjusted results is included in the financial tables accompanying this release and on the AMETEK website.

"AMETEK delivered excellent results in the third quarter with double digit orders growth, outstanding operating performance, excellent cash flow conversion, and earnings ahead of expectations," stated David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Our businesses are doing an outstanding job managing through short-term macro uncertainties while ensuring we are positioning our businesses for long-term growth across our attractive markets. Additionally, we are pleased to announce the acquisition of Virtek Vision, an outstanding fit with our advanced metrology instrumentation businesses."

Electronic Instruments Group (EIG)
EIG sales in the third quarter were $1.13 billion, in line with the third quarter of 2023. EIG’s operating income in the quarter increased 1% to $339.0 million with operating income margins of 29.9%, an increase of 40 basis points compared to the third quarter of 2023.

"We are pleased with EIG's solid third quarter performance, as they continue to deliver excellent operating results and robust margins," stated Mr. Zapico. "EIG remains well positioned to benefit from continued strong investments across their key end markets."

Electromechanical Group (EMG)
EMG sales in the third quarter were $574.0 million, up 18% from the third quarter of 2023. EMG’s third quarter operating income was $131.5 million, up 3% versus the prior year, while operating income margins were 22.9% in the quarter.

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"EMG delivered solid results in the third quarter with double-digit organic orders growth and 170 basis points of sequential margin improvement," noted Mr. Zapico. "EMG continues to execute well and remains well-positioned in its core markets."

2024 Outlook
"AMETEK’s results in the third quarter were above expectations, highlighting the strength of the AMETEK Growth Model and our proven ability to navigate through uncertain market conditions," stated Mr. Zapico. "We have an outstanding portfolio of highly differentiated businesses and remain confident in our strategy and long-term growth prospects."

“For 2024, we continue to expect overall sales to be up between 5% and 7% compared to 2023. Adjusted diluted earnings per share are now expected to be in the range of $6.77 to $6.82, up 6% to 7% versus the prior year. This is an increase from our previous guidance range of $6.70 to $6.80 per diluted share,” he added.

“For the fourth quarter of 2024, overall sales are expected to be up mid-single digits on a percentage basis compared to the same period last year. Adjusted earnings in the quarter are anticipated to be in the range of $1.81 to $1.86, up 8% to 11% compared to the fourth quarter of 2023," concluded Mr. Zapico.

Conference Call
AMETEK will webcast its third quarter 2024 investor conference call on Thursday, October 31, 2024, beginning at 8:30 AM ET. The live audio webcast will be available and later archived in the Investors section of www.ametek.com.

About AMETEK
AMETEK (NYSE: AME) is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annual sales of approximately $7.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930, AMETEK has been listed on the NYSE for over 90 years and is a component of the S&P 500. For more information, visit www.ametek.com.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are "forward-looking statements." Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include risks related to AMETEK’s ability to consummate and successfully integrate future acquisitions; risks with international sales and operations, including supply chain disruptions; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is

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contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Forms 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:
Kevin Coleman
Vice President, Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610.889.5247

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AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales	$1,708,564	$1,622,837	$5,179,578	$4,866,065

Cost of sales	1,092,754	1,020,920	3,347,860	3,096,635
Selling, general and administrative	169,959	163,782	521,137	506,963
Total operating expenses	1,262,713	1,184,702	3,868,997	3,603,598
Operating income	445,851	438,135	1,310,581	1,262,467
Interest expense	(25,118)	(18,386)	(90,962)	(57,678)
Other (expense) income, net	(1,888)	(6,256)	(2,435)	(15,313)
Income before income taxes	418,845	413,493	1,217,184	1,189,476
Provision for income taxes	78,604	73,123	228,317	219,152
Net income	$340,241	$340,370	$988,867	$970,324

Diluted earnings per share	$1.47	$1.47	$4.26	$4.19
Basic earnings per share	$1.47	$1.48	$4.28	$4.21

Weighted average common shares outstanding:
Diluted shares	232,224	231,751	232,188	231,414
Basic shares	231,342	230,691	231,292	230,431

Dividends per share	$0.28	$0.25	$0.84	$0.75

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales:
Electronic Instruments	$1,134,588	$1,136,130	$3,444,980	$3,388,023
Electromechanical	573,976	486,707	1,734,598	1,478,042
Consolidated net sales	$1,708,564	$1,622,837	$5,179,578	$4,866,065

Operating income:
Segment operating income:
Electronic Instruments	$338,963	$335,171	$1,041,760	$951,970
Electromechanical	131,519	127,534	345,312	384,253
Total segment operating income	470,482	462,705	1,387,072	1,336,223
Corporate administrative expenses	(24,631)	(24,570)	(76,491)	(73,756)
Consolidated operating income	$445,851	$438,135	$1,310,581	$1,262,467

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AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	September 30,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$396,266	$409,804
Receivables, net	968,240	1,012,932
Inventories, net	1,084,622	1,132,471
Other current assets	284,562	269,461
Total current assets	2,733,690	2,824,668

Property, plant and equipment, net	822,609	891,293
Right of use asset, net	211,381	229,723
Goodwill	6,550,267	6,447,629
Other intangibles, investments and other assets	4,449,692	4,630,220
Total assets	$14,767,639	$15,023,533

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$571,061	$1,417,915
Accounts payable and accruals	1,395,864	1,464,658
Total current liabilities	1,966,925	2,882,573

Long-term debt, net	1,765,473	1,895,432
Deferred income taxes and other long-term liabilities	1,485,018	1,515,337
Stockholders' equity	9,550,223	8,730,191
Total liabilities and stockholders' equity	$14,767,639	$15,023,533

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AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30,
	2024	2023

Diluted earnings per share (GAAP)	$1.47	$1.47
Pretax amortization of acquisition-related intangible assets	0.26	0.22
Income tax benefit on amortization of acquisition-related intangible assets	(0.06)	(0.05)
Rounding	(0.01)	—
Adjusted Diluted earnings per share (Non-GAAP)	$1.66	$1.64

Cash provided by operating activities (GAAP)	$487,170	$472,856
Deduct: Capital expenditures	(26,282)	(28,671)
Free cash flow (Non-GAAP)	$460,888	$444,185

Free Cash Flow Conversion (Free cash flow divided by net income)	135%	131%

	Forecasted Diluted Earnings Per Share
	Three Months Ended		Year Ended
	December 31, 2024		December 31, 2024
	Low	High	Low	High

Diluted earnings per share (GAAP)	$1.61	$1.66	$5.86	$5.91
Paragon integration costs	—	—	0.13	0.13
Income tax benefit on Paragon integration costs	—	—	(0.03)	(0.03)
Pretax amortization of acquisition-related intangible assets	0.27	0.27	1.07	1.07
Income tax benefit on amortization of acquisition-related intangible assets	(0.07)	(0.07)	(0.26)	(0.26)
Adjusted Diluted earnings per share (Non-GAAP)	$1.81	$1.86	$6.77	$6.82

Use of Non-GAAP Financial Information
The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers.

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